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             EXHIBIT 5.0     OPINION OF MULDOON, MURPHY & FAUCETTE




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                    [MULDOON, MURPHY & FAUCETTE LETTERHEAD]




                                  July 22, 1998





Board of Directors
Lenox Bancorp, Inc.
5255 Beech Street
St. Bernard, Ohio 45217

      Re:    Lenox Bancorp, Inc. 1997 Incentive Plan
             Registration Statement on Form S-8 for Offer and Sale of 59,594 Additional Shares of Common Stock

Ladies and Gentlemen:

      We have been requested by Lenox Bancorp, Inc.(the "Company") to issue a legal opinion in connection with the registration under the Securities Act of 1933, as amended, on Form S-8 of 59,594 shares of the Company's Common Stock, $.01 par value (the "Shares"), to be issued under the Lenox Bancorp, Inc. 1997 Incentive Plan (the "Plan").

      We have made such legal and factual examinations and inquiries as we deemed advisable for the purpose of rendering this opinion. In our examination, we have assumed and have not verified (i) the genuineness of all signatures,
(ii) the authenticity of all documents submitted to us as originals, (iii) the conformity with the originals of all documents supplied to us as copies, and
(iv) the accuracy and completeness of all corporate records and documents and of all certificates and statements of fact, in each case given or made available to us by the Company or its subsidiary, Lenox Savings Bank.

      Based on the foregoing and limited in all respects to Ohio law and the facts as they exist on the date hereof, it is our opinion that the Shares reserved under the Plan have been duly authorized and upon the issuance of the Shares in the manner described in the Plan, will be validly issued, fully paid and nonassessable.

       Article Eight of the Company's Articles of Incorporation, which generally prohibits the acquisition of beneficial ownership of more than 10% of any class of equity security of the Company for a period of five years from the date of the Company's acquisition of the Bank, may not be given effect by a court applying Ohio law, but in our opinion the failure to give effect to



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Board of Directors
Lenox Bancorp, Inc.
July 22, 1998
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such provisions will not affect the duly authorized,  validly issued, fully paid and nonassessable status of the Common Stock.

      This opinion is rendered to you solely for your benefit in connection with the issuance of the Shares as described above. This opinion may not be relied upon by any other person or for any other purpose, and it should not be quoted in whole or in part or otherwise referred to or be filed with or furnished to any governmental agency (other than the Securities and Exchange Commission in connection with the aforementioned Registration Statement on Form S-8 in which this opinion is contained) or any other person or entity without the prior written consent of this firm.

      We hereby consent to the filing of this opinion as an exhibit to, and the reference to this firm in, the Company's Registration Statement on Form S-8.

                                       Very truly yours,



                                       /s/ MULDOON, MURPHY & FAUCETTE